UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 18, 2018

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	1-13283	23-1184320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14701 St. Mary’s Lane, Suite 275 Houston, Texas	77079
(Address of Principle Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 722-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 24, 2018, the board of directors (the “Board”) of Penn Virginia Corporation (the “Company”) appointed Benjamin A. Mathis, age 47, as Senior Vice President, Operations and Engineering of the Company. In connection with such appointment, Mr. Mathis ceased to serve as Vice President, Operations of the Company. Mr. Mathis served as Vice President, Operations of the Company from September 2017 to July 2018, Drilling and Completions Manager – US Onshore for Statoil from October 2015 to September 2017, Operations Manager – Eagle Ford for Statoil from November 2014 to October 2015, Drilling and Completions Manager – Eagle Ford for Statoil from October 2012 to November 2014 and Drilling Engineer Manager – Onshore for Statoil from August 2011 to September 2012. Prior to his tenure at Statoil, Mr. Mathis also held positions of increasing responsibility at Occidental and Unocal, both domestically and internationally.

In connection with his promotion, the Company increased Mr. Mathis’ annual base salary to $330,000, effective as of July 24, 2018.

On July 24, 2018, the Company entered into an Officer Restricted Stock Unit Award Agreement (the “Officer RSU Agreement”) with Mr. Mathis, pursuant to which 5,007 restricted stock units were awarded and issued to Mr. Mathis under the Penn Virginia Corporation 2016 Management Incentive Plan. The Officer RSU Agreement contemplates that one-fourth of the total number of restricted stock units subject to each individual grant will vest on January 26 of each year through 2022, subject to the officer’s continuous service with the Company through the applicable vesting date. The material terms of the Officer RSU Agreement are described in the Current Report on Form 8-K previously filed with the Securities and Exchange Commission on January 30, 2017.

On July 18, 2018, the Company amended and restated the 2017 Special Severance Plan (the “Plan”). Pursuant to the amended and restated Plan, an employee who is terminated without cause or resigns his or her employment for good reason during the period commencing on the closing date of a qualified liquidity event and ending six months following such closing will be entitled to receive a severance payment. Cause, good reason and qualified liquidity event are each defined in the Plan. The amount of the severance payment will equal a multiple of the participant’s weekly base salary or base wages (with such multiple determined based on the position of the participant, such as 78 weeks’ pay for executive officers other than the Chief Executive Officer and 130 weeks’ pay for the Chief Executive Officer). In addition, participants will be eligible to receive an additional amount equal to the annual bonus, if any, earned by such participant for the year preceding the year of termination (based on the target level of performance) to the extent unpaid as of such participant’s last day of employment. Company-paid COBRA continuation coverage will also be extended for the number of weeks (based on the position of the participant) on which the severance amount is calculated, up to the maximum period COBRA coverage is provided to the participant.

The foregoing summary of the Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Plan, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 24, 2018	PENN VIRGINIA CORPORATION

	By:	/s/ Steven A. Hartman
Steven A. Hartman
Senior Vice President, Chief Financial Officer and Treasurer